U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

AMENDED REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Third Amended Report July 18, 2013

Date of Second Amended Report May 29, 2013

(Date of earliest event reported): April 24, 2013

Internet Infinity, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-27633	95-4679342
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

220 Nice Lane #108

Newport Beach, CA 92663

Mail address: Box 1009

Newport Beach, CA 92659

(310) 493-2244

(Address and telephone number of registrant’s principal

executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

“We are filling the Third Amended 8-K concerning our change of Auditors for Internet Infinity, Inc. (“ITNF”) following the Audit Committee/Board of Directors approval on April 22, 2013, and the May 8, 2013 and May 30, 2013 Comment Letters from the SEC concerning Audited and Reviewed Financial statement for Fiscal years ending March 31, 2011 and March 2012 and interim financial statements reported for the interim periods though preceding the termination of Kinross-Kennedy.”

1. The principal accountant John Kinross-Kennedy report on the financial statements for either of the past two years ended March 31, 2011 and March 31, 2012 and subsequent interim periods preceding the termination of Kinross-Kennedydid contain an explanatory paragraph describing an uncertainty about our Company ability to continue as a going concern.

2. For either of the past two years ended March 31, 2012 and March 2011 and subsequent interim periods preceding the termination of Kinross-Kennedy, there were no disagreements with the former accountant Kinross-Kennedy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

3. For either of the past two years ended March 31, 2012 and March 2011 and subsequent interim periods preceding the dismissal of Kinross-Kennedy and the retention of Anton & Chia, LLP, no new independent accountant had been engaged as either the principal accountant to audit the registrant’s financial statements, or as an independent accountant to audit a significant subsidiary and on whom the principal accountant is expected to express reliance in its report. Also, during this time there was no consultation with any other accountant prior to the retention of Anton & Chia, LLC.

4. We have provided the former accountant Kinross-Kennedy, a copy of the original 8K of 4/23/13, Amendment No. 2 Filed May 29, 2013 and SEC response of May 30, 2013 along with the disclosures we are making in response to this Item 304 that we are sending to the Commission for review. We have requested the former accountant Kinross-Kennedy to furnish us with a letter addressed to the Commission stating whether it agrees with the statements made by us the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. We the registrant shall file the former accountant’s letter as an exhibit to the report on registration statement containing this disclosure.

2

We the registrant are requesting the former accountant to provide the letter as promptly as possible so that the registrant can file the letter with the Commission within ten business days after the filing of the report or registration statement. Notwithstanding the ten business day period, we the registrant shall file the letter by amendment within two business days of receipt; if the letter is received on a Saturday, Sunday or holiday on which the Commission is not open for business, then the two business day period shall begin to run on and shall include the first business day thereafter.

On April 22, 2013, Internet Infinity, Inc. (“Company”), through and with the recommendation of its Audit Committee and approval of its Board of Directors, engaged Anton & Chia, LLC. CPAs as its independent registered public accounting firm.

Concurrent with the engagement of Anton & Chia, LLC. (“Anton & Chia”), the Company dismissed the engagement of Kinross-Kennedy (“Kennedy”) from its position as the Company’s independent registered public accounting firm. Kennedy served as the Company’s independent registered public account firm since July 31, 2010. No report on the Company’s financial statements prepared by Kennedy during the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period preceding the dismissal of Kennedy contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except an explanatory paragraph describing an uncertainty about our Company ability to continue as a going concern. Further, during the fiscal years ended March 31, 2012 and March 31, 2011 and any subsequent interim period preceding the dismissal of Kennedy, there were no disagreements between the Company and Kennedy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Kennedy, would have caused it to make reference to the subject matter of the disagreement in connection with a report. The Company’s Audit Committee recommended the dismissal of Kennedy, and such recommendation was adopted by the Company’s Board of Directors.

In accordance with Item 304(a) (3) of Regulation S-K, the Company has provided Kennedy a copy of the disclosures it is making in this Amended Current Report on Form 8-K prior to filing with the SEC and requested that Kennedy furnish the Company with a letter addressed to the SEC stating whether or not Kennedy agrees with the above statements including the Recent Accounting Pronouncement stated above in Item 1. Concerning “Going Concern.”

During the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period preceding the dismissal of Kennedy and preceding the engagement of Anton & Chia, neither the Company nor anyone on its behalf has consulted with Anton & Chia regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We have requested a letter from dismissed Kennedy. And they have agreed to submit.

3

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

16.1	Letter from John Kinross-Kennedy dated July 22, 2013.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Infinity, Inc.

Date: July 22, 2013	By:	/s/ George Morris
George Morris, CEO
Chief Financial Officer

5